Exhibit 99.1

Altavista, VA July 30, 2010- Pinnacle Bankshares Corporation (OTCBB:PPBN), the one-bank holding company (the Company) of First National Bank (the Bank), today reported its quarterly consolidated unaudited results. Net income was $67,000 or $0.05 per basic and diluted share for the quarter ended June 30, 2010, and $250,000 or $0.17 per basic and diluted share for the six months ended June 30, 2010 compared to net income of $255,000 or $0.17 per basic and diluted share and $36,000 or $0.02 per basic and diluted share, respectively, for the same periods of 2009.

Profitability as measured by the Company’s annualized return on average assets (“ROA”) was 0.15% for the six months ended June 30, 2010, compared to 0.02% for the same period in 2009. Annualized return on average equity (“ROE”) for the six months ended June 30, 2010 was 1.92%, compared to 0.29% for the same period in 2009.

“Lower returns in the second quarter compared to the first quarter were driven by an increase in our loan loss provision as asset quality in this economic downturn continues to receive our priority attention. However, we are pleased to show better returns for the first half of 2010 compared to 2009 due to an improved interest margin and lower operating costs,” commented Bryan M. Lemley, Chief Financial Officer for both the Company and the Bank.

Net interest income was $5,165,000 for the six months ended June 30, 2010 compared to $4,817,000 for the six months ended June 30, 2009. Net interest income was $2,602,000 for the three months ended June 30, 2010 compared to $2,449,000 for the three months ended June 30, 2009.

The net interest margin increased to 3.34% for the six months ended June 30, 2010, from 3.18% for the six months ended June 30, 2009, and was 3.32% versus 3.21% for the second quarter of 2010 and 2009, respectively. Over the past twelve months, rates paid to fund earning assets have fallen at a faster pace than the yield received on earning assets.

Interest income decreased 5% for both the six and three months ended June 30, 2010 compared to the same periods of 2009, as net loans outstanding decreased by $11,743,000 since June 30, 2009 while the yield on loans and securities decreased by 40 basis points in the same time period.

Interest expense decreased 21% and 20% for the six and three months ended June 30, 2010, respectively, compared to the same periods of 2009, as deposits have increased by $7,635,000 in the past twelve months while the cost of deposits has fallen by 56 basis points in the same time period.

Provision for loan losses was $772,000 for the first six months of 2010 compared to $841,000 in the first six months of 2009. Provision for loan losses was $509,000 in the second quarter of 2010 compared to $67,000 in the second quarter of 2009.

Noninterest income decreased $116,000 or 8% for the six months ended June 30, 2010 compared to the same period of 2009. Noninterest income decreased $96,000 or 12% for the three months ended June 30, 2010 compared to the same period of 2009. The decreases from 2009 were due to a $127,000 and $104,000 decrease in fees on sales of mortgage loans in the first six months and second quarter of 2010, respectively, compared to the same periods in 2009.

Noninterest expense decreased $53,000 or less than 1% for the six months ended June 30, 2010 compared to the same period of 2009. Noninterest expense decreased $114,000 or 4% for the three months ended June 30, 2010 compared to the same period of 2009. The decreases in noninterest expense were attributable to a $108,000 decrease in salary and employee benefits due to fewer employees and lower costs to fund retirement benefits.

Total assets at June 30, 2010 were $334,608,000, up less than 1% from $332,210,000 at December 31, 2009. The principal components of the Company’s assets at the end of the period were $261,002,000 in net loans, $38,020,000 in cash and cash equivalents and $21,973,000 in securities. During the six-month period ended June 30, 2010, net loans decreased 2% or $4,902,000 from $265,904,000 at December 31, 2009. Also during the six-month period, cash and cash equivalents increased 19% or $5,960,000 and securities increased 9% or $1,817,000 from December 31, 2009. Total liabilities at June 30, 2010 were $308,369,000, up slightly from $306,359,000 at December 31, 2009.

Total stockholders’ equity at June 30, 2010 was $26,239,000 representing an equity to assets ratio of 7.88%. None of the Company’s capital includes TARP funds. The Bank continues to exceed all minimums to satisfy “well capitalized” regulatory status. At December 31, 2009, total stockholders’ equity was $25,851,000.

The allowance for loan losses was $3,804,000 as of June 30, 2010, representing approximately 1.44% of total loans outstanding compared to an allowance for loan losses of $3,723,000 as of December 31, 2009 representing 1.38% of total loans outstanding.

Nonperforming loans (including nonaccruing loans and accruing loans more than 90 days past due) totaled $6,783,000, or 2.56% of total loans, as of June 30, 2010, versus $4,017,000, or 1.49% of total loans, at December 31, 2009.

Selected financial highlights are shown below.

Pinnacle Bankshares Corporation is a locally managed community banking organization based in Central Virginia. The one-bank holding company of First National Bank serves an area consisting primarily of all or portions of the Counties of Campbell, Pittsylvania, Franklin, Bedford, Amherst and the City of Lynchburg. The Company operates two branches in the Town of Altavista, one branch in the Town of Amherst, two branches in Campbell County, one branch in the City of Lynchburg, one branch in Bedford County at Forest and a loan production office at Smith Mountain Lake in Franklin County at Moneta. The Bank’s newest branch opened February 12, 2009 in the Town of Rustburg. First National Bank is celebrating its 102nd year in operation.

This press release may contain “forward-looking statements” within the meaning of federal securities laws that involve significant risks and uncertainties. Any statements contained herein that are not historical facts are forward-looking and are based on current assumptions and analysis by the Company. Although we believe our plans and expectations reflected in these forward-looking statements are reasonable, our ability to predict results or the actual effect of future plans or strategies is inherently uncertain, and we can give no assurance that these plans or expectations will be achieved. Factors that could cause actual results to differ materially from management’s expectations include, but are not limited to, changes in: interest rates, general economic and business conditions, the real estate market, the legislative/regulatory climate, including the Dodd-Frank Act and regulations adopted thereunder may have on us, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System and any policies or programs implemented pursuant to the Emergency Economic Stabilization Act of 2008, the quality or composition of the loan or investment portfolios, demand for loan products, deposit flows and funding costs, competition, demand for financial services in our market area and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating the forward-looking statements contained herein, and you should not place undue reliance on such statements, which reflect our views as of the date of this release.

Pinnacle Bankshares Corporation

Selected Financial Highlights

(Dollar Amounts in thousands)

Income Statement Highlights

	3 Months Ended 6/30/2010	3 Months Ended 3/31/2010	3 Months Ended 6/30/2009
	(Unaudited)	(Unaudited)	(Unaudited)
Interest Income	$4,107	$4,084	$4,320

Interest Expense	1,505	1,521	1,871

Net Interest Income	2,602	2,563	2,449

Provision for Loan Losses	509	263	67

Noninterest Income	714	672	810

Noninterest Expense	2,711	2,708	2,825

Net Income	67	183	255

ROA	0.08%	0.22%	0.32%

ROE	1.02%	2.82%	4.12%

Income Statement Highlights

	6 Months Ended 6/30/2010	Year Ended 12/31/2009	6 Months Ended 6/30/2009
	(Unaudited)	(Audited)	(Unaudited)
Interest Income	$8,191	$17,316	$8,645

Interest Expense	3,026	7,312	3,828

Net Interest Income	5,165	10,004	4,817

Provision for Loan Losses	772	1,530	841

Noninterest Income	1,386	3,148	1,502

Noninterest Expense	5,419	11,171	5,472

Net Income	250	351	36

ROA	0.15%	0.11%	0.02%

ROE	1.92%	1.40%	0.29%

Balance Sheet Highlights

	6/30/2010	12/31/2009	6/30/2009
	(Unaudited)	(Audited)	(Unaudited)
Cash and Cash Equivalents	$38,020	$32,060	$26,573

Net Loans	261,002	265,904	272,745

Total Securities	21,973	20,156	13,572

Total Assets	334,608	332,210	326,404

Total Deposits	304,063	302,119	296,428

Total Liabilities	308,369	306,359	301,548

Stockholders’ Equity	26,239	25,851	24,856

Asset Quality Highlights

	6/30/2010	3/31/2010	12/31/2009	6/30/2009
	(Unaudited)	(Unaudited)	(Audited)	(Unaudited)
Nonperforming Loans to Total Loans	2.56%	2.52%	1.49%	0.93%

Allowance for Loan Losses to Total Loans	1.44%	1.41%	1.38%	1.41%

Allowance for Loan Losses to Nonperforming Loans	56.08%	55.77%	92.68%	151.14%

Nonperforming Loans	$6,783	$6,762	$4,017	$2,583

Other Real Estate Owned (OREO)	465	483	461	990

Allowance For Loan Losses	3,804	3,771	3,723	3,904

CONTACT: Pinnacle Bankshares Corporation, Bryan M. Lemley, 434-477-5882 bryanlemley@1stnatbk.com